UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2013

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2013, Ampio Pharmaceuticals, Inc. (the “Company” or “Ampio”), entered into a Human Serum Albumin Ingredient Purchase and Sale Agreement (the “Agreement”) with a major, global manufacturer, which will provide a long term dedicated supply of human serum albumin (the “Product”).

Under the Agreement, the Company has agreed to purchase a pre-determined quantity of the Product sufficient for Ampio to serve the osteoarthritis patient population currently undergoing treatment. The agreement sets minimum and maximum annual quantities that may be purchased but it enables Ampio to increase such maximum with notice, so Ampio should not be limited in its ability to treat additional patient populations where the anti-inflammatory capabilities of AmpionTM may show clinical benefit.

The term of the Agreement commenced on October 10, 2013 and continues through December 31, 2018. The total commitment by the Company over the period is $11,475,000. The term of the Agreement may be extended 5 additional years at the completion of the second year by written agreement of both parties. The Agreement provides for early termination by advance written notice or for uncured breach as well as representations, warranties and indemnity obligations customary for agreements of this type.

The foregoing description of the Agreement is qualified in its entirety by reference to the full Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2013. The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that it be permitted to redact certain portions of the Agreement. The omitted material will be included in the request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Mark D. McGregor
Mark D. McGregor

Chief Financial Officer

Dated: October 15, 2013